Exhibit 99.1

           Eline Entertainment Engages Baumann, Raymondo & Company, PA

Knoxville, Tennessee -- January 31, 2006 -- Eline Entertainment Group, Inc. (OTCBB: EEGI) announced today that its Audit Committee and Board of Directors has appointed Baumann, Raymondo & Company, PA to serve as the Company's independent auditor for the fiscal year ended October 31, 2005.

ABOUT ELINE ENTERTAINMENT

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, fabrication, sourcing and distribution of specialty materials, systems and related supplies for use in industrial, commercial and residential applications. Through its Industrial Fabrication and Repair subsidiary, the company provides machining, welding, specialty design, fabrication and component sales for custom applications, including systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. The company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Additional information about the Company is available at: www.eegi.net

This press release contains forward looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.

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